Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ENTERS INTO $165 MILLION CREDIT FACILITY

Newport Beach, CA – December 22, 2006 – American Vanguard Corporation (NYSE: AVD), today announced that it entered into a new, $165 million senior secured lending facility with a syndicate of banks led by Bank of the West. The facility consists of a revolving commitment of $75 million, an initial term commitment of $60 million, and an accordion term feature of $30 million. The revolving line of credit matures on December 19, 2011, while the term loans mature on December 19, 2013. The facility replaces the Company’s previous $96 million senior credit facility, which the Company has retired in full through borrowing from the new facility. The Company intends to utilize the facility as needed for ongoing working capital requirements and general corporate purposes. Further detail is included in the Company’s Form 8-K being filed with the Securities and Exchange Commission on this date.

James Barry, Senior Vice President and CFO of American Vanguard, stated, “We are pleased to be continuing our successful business relationship with Bank of the West. This new facility comes on the heels of our recent acquisition of the Counter® insecticide product line and Lock ‘N Load® delivery system, our largest transaction to date. The facility will provide the Company with greater financial flexibility to continue to pursue significant product acquisition opportunities.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. The Company’s basic strategy is to acquire and license brand name, niche product lines from larger companies that divest mature products to focus on newly discovered molecules. American Vanguard is included on the Russell 2000® and Russell® 3000 Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT: American Vanguard Corporation Eric G. Wintemute, President & CEO (949) 260-1200	-OR-	AVD’S INVESTOR RELATIONS FIRM The Equity Group Inc. www.theequitygroup.com Loren G. Mortman LMortman@equityny.com (212) 836-9604

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